EXHIBIT 10

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease made and entered into this ninth day of January, 2024 by and between Capital Properties, Inc., a Rhode Island corporation (hereinafter referred to as ‟Landlord‟) and Metropark, Ltd., a Rhode Island corporation (hereinafter referred to as ‟Tenant‟).

RECITALS

Effective as of January 1, 2017, Landlord and Tenant entered into a lease (which together with any amendments thereto is hereinafter referred to as the ‟Lease‟) with respect to Lots 3E, 3W, 4E, 4W and a portion of Lot 20 located in or adjacent to the Capital Center District in the City of Providence (the ‟Premises‟).

Effective as of January 1, 2018, Landlord and Tenant entered into a First Amendment to the Lease. On November 30, 2018 Landlord notified Tenant that pursuant to the Lease, it was withdrawing the portion of Lot 20 from the terms of the Lease effective as of December 1, 2018.

On July 31, 2021 Landlord and Tenant entered into a letter agreement (the “Letter Agreement”) pursuant to which Tenant is entitled to defer a portion of the rent otherwise obligated to be paid by Tenant under the terms of the Lease for Parcels 3E, 3W, 4E, 4W.

Pursuant to the terms of the letter agreement, the amount of the deferred rent as of November 30, 2023 was $1,126,818.

Subsequently on or about November 1, 2021, Landlord agreed to resubmit the portion of Lot 20 to the terms of the Lease. Landlord and Tenant negotiated but never executed a lease property accession agreement by which Lot 20 would have been added to the Lease but have nevertheless treated it as having been so added notwithstanding the failure to execute such agreement.

Landlord and Tenant have agreed now to a settlement of the amount of deferred rent due and to terminate the July 31, 2021 letter agreement as well as formally adding the portion of Lot 20 to the Premises.

NOW THEREFORE, in consideration of the promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, Landlord and Tenant agree as follows:

1. The portion of Lot 20 withdrawn pursuant to the notice from Landlord of November 30, 2018 is hereby made subject to the terms and conditions of the Lease and shall be deemed part of the Lease from and after November 1, 2021.

2 Effective January 1, 2024, the Base Rent under the lease shall be $57,000 of which $45,000 shall be allocated to Lots 3E, 3W, 4E, 4W and $12,000 shall be allocated to the portion of Lot 20 now part of the Premises. Thereafter, on January 1, 2025, and each year thereafter, the Base Rent shall be adjusted in accordance with Section 3.2 of the Lease.

3. Landlord hereby waives it right to receive the deferred rent as set forth in the Letter Agreement and in consideration of such waiver, Tenant hereby agrees to pay Landlord, as additional rent, the sum of $150,000, such amount to be paid in 20 equal quarterly installments of $7,500 with interest on the unpaid balance thereof at the rate of 4.73% per annum, commencing on April1, 2024 and continuing quarterly thereafter until paid in full.

4. Except as modified herein, the Lease is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed by their proper officers hereunto duly authorized as of the day and date first above written.

Capital Properties, Inc.

By: /s/ Susan R. Johnson

Susan R. Johnson, Treasurer

Metropark, Ltd.

By: /s/ Charles Meyers

Charles Meyers, President

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